As filed with the Securities and Exchange Commission on July 31, 2015

Registration No. ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROYAL ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3480036
(State of Incorporation)	(IRS Employer ID No.)

56 Broad Street, Suite 2, Charleston, SC 29401

(843) 900-7693

(Address and Telephone Number of Principal Executive Offices)

2015 Employee, Consultant and Advisor Stock Compensation Plan

2015 Stock Option Plan

(Full title of the plan)

William Tuorto, Chief Executive Officer

Royal Energy Resources, Inc.

56 Broad Street, Suite 2

Charleston, SC 29401

(843) 900-7693

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Davis Gillett Mottern & Sims, LLC

1230 Peachtree Street, N.E., Suite 2445

Atlanta, Georgia 30309

Telephone: (404) 607-6933

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share (1)	1,000,000	$9.00	$9,000,000	$1,045.80
Common Stock, par value $0.00001 per share (2)	1,000,000	$9.00	$9,000,000	$1,045.80

(1)	Consists of an aggregate of 1,000,000 shares of Common Stock, par value $0.00001 per share, authorized under the Royal Energy Resources 2015 Employee, Consultant and Advisor Stock Compensation Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on July 28, 2015.

(2)	Consists of an aggregate of 1,000,000 shares of Common Stock, par value $0.00001 per share, authorized under the Royal Energy Resources 2015 Stock Option Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on July 28, 2015.

(3)	Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

PART I

ITEM I. Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2014;

(c)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2015;

(d)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2015;

(e)	Registrant’s current reports on Form 8-K filed on March 12, 2015, April 21, 2015, May 7, 2015 and June 17, 2015;

(f)	All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended August 31, 2014.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Article Seventh of the Company’s Certificate of Incorporation and Article IX of the Company By-laws limit the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty.

The Certificate of Incorporation provides that each person who serves or who has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation, the Registrant’s By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibit.

Exhibit No.	Exhibit

5	Opinion re: Legality.

10.1	2015 Employee, Consultant and Advisor Stock Compensation Plan.

10.2	2015 Stock Option Plan.

23.1	Consent of GZTY CPA Group, LLC to the use of its opinion included in the Annual Report of the Registrant on Form 10-K for the fiscal year ended August 31, 2014.

23.2	Consent of Paritz & Company, P.A. to the use of its opinion included in the Annual Report of the Registrant on Form 10-K for the fiscal year ended August 31, 2013.

23.3	Consent of Davis Gillett Mottern & Sims, LLC to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

ITEM 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on July 31, 2015.

ROYAL ENERGY RESOURCES, INC.

Date: July 31, 2015	By:	/s/ William L. Tuorto
William L. Tuorto, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William L. Tuorto	Chief Executive Officer and Director	July 31, 2015
William L. Tuorto	(Principal Executive Officer)

/s/ Douglas C. Holsted	Chief Financial Officer	July 31, 2015
Douglas C. Holsted	(Principal Financial and Accounting Officer)